Exhibit 99.1

Third Wave Reports First-Quarter Financial Results

Company reports 10th consecutive quarter of clinical revenue growth

MADISON, Wis.--(BUSINESS WIRE)--Third Wave Technologies Inc. (NASDAQ: TWTI) today announced its financial results for the quarter ended March 31, 2008.

Third Wave reported clinical molecular diagnostic revenue of $7.4 million for the first quarter of 2008, an increase of 24% from the same period of 2007. The company reported research revenue of $1.0 million for the quarter ended March 31, 2008. Third Wave’s total revenue for the first quarter of 2008 was $8.4 million, compared to $6.7 million for the same period of last year.

Third Wave reported a net loss of $7.6 million, or ($0.17) a share, for the quarter ended March 31, 2008, compared to net income of $4.8 million, or $0.11 a share, for the same period of 2007. The prior-year quarter included a one-time, $10.75-million settlement payment from the former Stratagene Corp. Without the inclusion of the settlement payment, the company’s pro-forma net loss for the first quarter of 2007 was $6.0 million, or ($0.14) a share.

Third Wave reported gross margins of 74% for the quarter ended March 31, 2008, compared to gross margins of 70% and 74% for the prior-year quarter and previous quarter, respectively. Total operating expenses for the first quarter of 2008 were $15.4 million, compared to $13.0 million for the same period of 2007. The year-over year increase in operating expenses was due to expenditures on the company’s HPV clinical trial.

Third Wave ended the first quarter of 2008 with cash, cash equivalents and short-term investments of $28.9 million, compared to $35.7 million at Dec. 31, 2007. The company also has in place a $25-million line of credit.

“We were very pleased to announce earlier this week that Third Wave made its two HPV product submissions to the FDA,” said Kevin T. Conroy, president and chief executive of Third Wave. “Our submissions were based on the strong data generated by the company’s HPV clinical trial, which achieved all primary clinical endpoints for those tests. Third Wave will continue to invest in creating a sustainable competitive advantage through unique HPV products and our automated HPV instrument offering.”

The company announced that it plans to present data from its HPV clinical trial during the annual American Association of Clinical Chemistry meeting being held July 27-31 in Washington, D.C.

“We also continue to be pleased with the ongoing growth in our clinical business,” Mr. Conroy said. “This quarter marked the tenth consecutive quarter of clinical revenue growth and our clinical customer base has grown to 223 from 185 a year ago. A key driver of Third Wave’s growth has been our InPlex™ CF reagents, which are now the most widely reported method in use. With the FDA’s clearance of our InPlex™ CF Molecular Test during the first quarter, we anticipate that our ability to market the InPlex format’s differentiated performance and ease of use will continue to drive increased market share and revenue growth.”

2008 Outlook Update

Third Wave reaffirms its previously announced guidance for 2008 of total revenues of $36-37.5 million. The company continues to expect clinical molecular diagnostic revenue to grow to $33-34.5 million during 2008. Research revenue for 2008 will be at least $3 million.

Conference Call & Webcast with PowerPoint Presentation

Company management will host a conference call and webcast on Thursday, May 1, 2008, at 10 a.m. EDT to discuss first-quarter 2008 results. The webcast will include a PowerPoint slide presentation highlighting the company’s third-quarter accomplishments and ongoing corporate activities. The webcast will be available at www.twt.com. Domestic callers should dial (800) 295-4740 and international callers should dial (617) 614- 3925. The access code for both domestic and international callers is 65993745. Please dial in five to 10 minutes prior to the start of conference call. A replay of the conference call will be available at the company’s website. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward- looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov . Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

Third Wave Technologies, Inc
Statements of Operations
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007	Adjustments (1)	2007 Pro forma (2)
Revenues:
Clinical Product	$7,387	$5,973	$0	$5,973
Research Product	955	569	0	569
License & royalty	57	171	0	171
	8,399	6,713	0	6,713

Operating expenses:
Cost of goods sold	2,203	2,017	0	2,017
Research and development	6,205	5,109	0	5,109
Selling and marketing	3,461	2,603	0	2,603
General and administrative	3,737	2,886	0	2,886
Litigation	330	406	0	406
Restructuring	(487)	0	0	0

Total operating expenses	15,449	13,021	0	13,021

Loss from operations	(7,050)	(6,308)	0	(6,308)

Other income (expense):
Interest income	251	531	0	531
Interest expense	(976)	(301)	0	(301)
Other	(26)	10,748	(10,750)	(2)
	(751)	10,978	(10,750)	228

Net income (loss) before minority interest	($7,801)	$4,670	($10,750)	($6,080)

Minority interest in subsidiary	196	96	-	96

Net income (loss)	($7,605)	$4,766	($10,750)	($5,984)

Net income (loss) per share, basic	($0.17)	$0.11	($0.26)	($0.14)
Net income (loss) per share, diluted	($0.17)	$0.11	($0.24)	($0.14)

Weighted average shares outstanding, basic	43,780	42,025	42,025	42,025
Weighted average shares outstanding, diluted	43,780	43,884	43,884	42,025

(1) Represents amount received from the former Stratagene Corp. as part of the settlement of patent litigation

(2) 2007 Pro-forma figures reflect the net loss that would have been recognized if the proceeds from the settlement of patent litigation had not been received. The Company presents these non-GAAP financial measures to provide comparability to 2008.

Third Wave Technologies, Inc
Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007
Assets:
Cash, cash equivalents, and short-term investments	$28,933	$ 35,739
Other current assets	11,779	11,877
Equipment and leasehold improvements, net	4,675	4,913
Intangible assets, net of amortization	873	898
Goodwill and indefinite lived intangible assets	490	490
Other assets	16,887	15,084
Total assets	$63,637	$69,001

Liabilities and shareholders' equity
Accounts payable, accrued expenses and other liabilities	$23,337	$ 23,284
Deferred revenue	42	-
Debt	16,168	15,913
Minority interest in subsidiary	211	226
Shareholders' equity	23,879	29,578
Total liabilities and shareholders' equity	$63,637	$69,001

CONTACT:
FD for Third Wave Technologies Inc.
John Capodanno
+1 212 850-5705